Exhibit 99.1

PLBY Group, Inc. Completes Corporate Name Change to Playboy, Inc.

LOS ANGELES, June 25, 2025 (GLOBE NEWSWIRE) -- Playboy, Inc. (Nasdaq: PLBY) (the “Company” or “Playboy”), a leading pleasure and leisure lifestyle company and one of the most recognizable and iconic brands in the world, today announced that it has legally completed its corporate name change from PLBY Group, Inc. to Playboy, Inc.

The new corporate name aligns the Company’s flagship Playboy brand with its corporate name and better reflects the current and future focus of the Company’s business operations around the Playboy brand.

The Company’s common stock will continue to trade on Nasdaq under the ticker symbol “PLBY”, and no change has been made to the CUSIP number for the Company’s common stock. As previously announced, the name change was approved by the Company’s stockholders at its 2025 annual meeting. The name change does not affect the rights of the Company’s stockholders, and stockholders will not be required to take any action in connection with the name change.

About Playboy, Inc.

Playboy is a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead more fulfilling lives. Playboy is one of the most recognizable brands in the world, with products and content available in approximately 180 countries. Playboy’s mission—to create a culture where all people can pursue pleasure—builds upon over 70 years of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right.

Contacts
Investors: FNK IR – Rob Fink / Matt Chesler, CFA – investors@plbygroup.com
Media: press@plbygroup.com
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